EXHIBIT 5.1
WOLFF & SAMSON PC
One Boland Drive
West Orange, New Jersey 07052
(973) 325-1500
www.wolffsamson.com
May 25, 2010
PFSweb, Inc.
500 North Central Expressway
Plano, TX 75074
Ladies and Gentlemen:
We have acted as counsel to PFSweb, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 2,300,000 shares of common stock, par value $0.001 per share (the “Shares”) pursuant to the prospectus supplement dated May 25, 2010 (the “Prospectus Supplement”) supplementing the prospectus dated February 18, 2010 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-164971) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold pursuant to the Underwriting Agreement dated May 24, 2010 (the “Underwriting Agreement”) between the Company and Craig-Hallum Capital Group LLC, as Representative of the underwriters identified in Schedule I annexed thereto.
In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including (a) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended, (b) the Base Prospectus and the Prospectus Supplement, (c) the Registration Statement, (d) the executed Underwriting Agreement and (e) certain resolutions of the Board of Directors of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.
The opinions expressed below are limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1. The Shares have been duly authorized for issuance by the Company.
2. The Shares, when issued and delivered by the Company in exchange for payment of the consideration therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, Base Prospectus and the Prospectus Supplement constituting a part thereof and any amendments thereto. In giving this consent, we do not thereby submit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wolff & Samson PC